CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 1999, with respect to the consolidated financial statements of All-American SportPark, Inc. and Subsidiaries as of December 31, 1998, and for the year then ended, included in the Company's Annual Report on Form 10-KSB, and to all references to our Firm included in this Registration Statement.


/s/ Arthur Andersen LLP

Arthur Andersen LLP
Las Vegas, Nevada
July 19, 2000